EXHIBIT 10.9H

Tercica Letterhead

December 9, 2002

Mike Parker

4 Fielding Circle

Mill Valley, CA 94941

Dear Mike:

We are pleased to offer you a position with Tercica Medica, Inc., as its Vice President, Quality, reporting to me. If you decide to join us, you will receive an annual salary of $225,000, less standard payroll deductions and all required withholdings. Your salary will be paid semi-monthly in accordance with our normal payroll procedures, and, as an employee, you will also be eligible to receive standard employee benefits, including the benefits detailed in Exhibit A.

You will be entitled to participate in a company bonus program, if any (including bonus programs paid in the form of stock options), applicable to the Company’s executive-level employees that may be established in the future. We currently anticipate that your annual bonus may be up to 20% of your annual salary, at the Company’s discretion, dependent upon both Company and individual performance.

In addition, if you decide to join us, we will recommend to our Board of Directors that you be granted an option to purchase 250,000 shares of common stock of Tercica Medica. During the term of your employment with us, 25% of the shares subject to the option will vest on the one-year anniversary of your start date, and the remaining shares will vest ratably over the next 36 months. All option grants will be subject to the terms and conditions of our stock option plan and form of stock option agreement.

We are pleased to offer you a sign-on bonus of $50,000, less standard payroll deductions and all required withholdings. You agree to return this sign-on bonus in full ($50,000) if you voluntarily resign or are terminated for Cause within one year after your start date. You agree to return this sign-on bonus by one-half ($25,000) if you voluntarily resign or are terminated for Cause between one and two years after your start date. If you leave the Company for any reason more than two years after your start date, you will not need to return any portion of the sign-on bonus.

We are excited about your joining Tercica Medica and we look forward to a beneficial and productive relationship. Please note, however, that your employment with the Company constitutes at-will employment and is subject to all the Terms and Conditions of Employment set forth in Exhibit B, including the provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Agreement”), a copy of which is attached to this letter as Annex l. Please read both those documents carefully. A duplicate original of this letter, including Exhibit A, Exhibit B and the Agreement attached as Annex 1, is enclosed for your records.

In addition, if the Company terminates your employment without Cause and not within 12 months after a Change of Control (as such terms are defined in the Agreement), then subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to three (3) months of your base salary in effect at the time of termination, no additional vesting of your Stock Options will continue beyond the date of termination, and you will have 90 days to exercise all those Options which have vested as of the date of termination.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in the Agreement) in either case within 12 months after a Change of Control, then subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested Option shares will be accelerated as of the date of termination, and you will have 90 days to exercise all those Options which have vested.

This offer of employment is contingent upon the granting of employment authorization through the INS’s approval of the Company’s Hl-B visa petition on your behalf, the costs of which will be paid by Tercica Medica. Your first day of employment will be within 3 business days of receiving such INS approval.

To accept the Company’s offer, please sign and date both this letter and the Agreement in the spaces provided and return both to the Company. This offer of employment will terminate if we do not receive your signatures to both this letter and the Agreement by Wednesday, December 11, 2002. You understand that, by signing this letter, you are also agreeing to the Terms and Conditions of Employment set forth in Exhibit B.

This letter, including Exhibit A, Exhibit B and the Agreement attached as Annex 1, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by you and approved by the Company’s Board of Directors.

We look forward to your favorable reply and to working with you at Tercica Medica, Inc.

Sincerely,

/S/    JOHN A. SCARLETT

John A. Scarlett, M.D.

President and Chief Executive Officer

Agreed to and accepted:

Signature:    /S/    M. J. PARKER

Printed Name:    M. J. Parker

Date:    December 10, 2002

Enclosures

Duplicate letter, with Exhibit A, Exhibit B and Annex 1

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